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Exhibit 99.1

For Immediate Release

Contact:
Richard A. Santa
Vice President and Chief Financial Officer
Dynamic Materials Corporation
303-604-3938

DYNAMIC MATERIALS REPORTS
SECOND QUARTER 2004 FINANCIAL RESULTS

        (Boulder, CO—August 12, 2004) Dynamic Materials Corporation, (Nasdaq: BOOM), "DMC", today reported second quarter income from continuing operations of $564,931, or $.11 per diluted share, versus income from continuing operations of $597,226, or $.12 per diluted share, for the second quarter of 2003. DMC's second quarter 2004 sales were $11,985,085, a 29% increase from second quarter 2003 sales of $9,256,393. For the six months ended June 30, 2004, DMC reported income from continuing operations of $972,391, or $.19 per diluted share, versus income from continuing operations of $1,009,735, or $.20 per diluted share, for the first six months of 2003. Reported sales for the first six months of 2004 increased by 29% to $22,145,213 from $17,206,055 for the comparable period of 2003.

        For the three months ended June 30, 2004, DMC reported a net loss of $504,988, or $.10 per diluted share, as compared to net income of $395,408, or $.08 per diluted share, for the second quarter of 2003. For the six months ended June 30, 2004, DMC reported a net loss of $296,773, or $.06 per diluted share, versus net income of $549,113, or $.11 per diluted share, for the first six months of 2003. The net loss for the three and six months ended June 30, 2004 reflects a loss from discontinued operations of $1,069,919, or $.21 per diluted share, and $1,269,164, or $.25 per diluted share, respectively, including operating losses of $450,919 and $650,164 for the respective periods and an asset impairment loss of $619,000 associated with the Company's decision to divest of its Spin Forge division in El Segundo, California. The net loss for the three and six months ended June 30, 2003 included losses from discontinued operations of $201,818, or $.04 per diluted share, and $460,622, or $.09 per diluted share, respectively, relating to the combined 2003 operating losses of Spin Forge and the former Precision Machined Products ("PMP") division, which was sold on October 7, 2003.

Explosive Metalworking Group Performance

        DMC's Explosive Metalworking Group reported second quarter 2004 sales of $11,426,038, a 35% increase from sales of $8,478,766 for the second quarter of 2003. For the three months ended June 30, 2004 and 2003, the Group reported income from operations of $1,031,749 and $900,509, respectively. Group sales for the six months ended June 30, 2004 were $21,086,472, an increase of 34% from sales of $15,751,797 for the first six months of 2003. The Group reported income from operations of $1,867,306 and $1,577,141 for the six months ended June 30, 2004 and 2003, respectively. The 18% increase in year-to-date operating income did not keep pace with the 34% increase in sales due to lower gross margin levels resulting from product mix changes and price competition in certain markets and modest increases in operating expense levels. The Explosive Metalworking Group's backlog, which had increased from $11.7 million at the end of 2003 to $17.3 million as of March 31, 2004, increased further to $21.1 million as of June 30, 2004 and should result in the Group reporting stronger sales and operating income during the second half of 2004 than that reported for the first six months of the year.

Spin Forge Divestiture

        During the second quarter, DMC reached a decision to divest of its Spin Forge division under a plan that involves subleasing the Spin Forge real estate and leasing the manufacturing equipment and tooling to a third party. The division's inventory would be sold to this third party who would also assume full responsibility for Spin Forge business activities and operating expenses. With respect to the Spin Forge manufacturing equipment and tooling, DMC recorded an after tax impairment loss of $619,000 in its June 30, 2004 financial statements based upon the difference between the current carrying value of the equipment and the present value of the future minimum equipment lease payments from the third party plus estimated liquidation proceeds at the end of the minimum lease term. The Company holds a purchase option on the Spin Forge real estate that allows it to purchase the real estate for $2,880,000, a price that is significantly below the real estate's recently appraised value. As part of the proposed divestiture transaction, DMC will maintain control of the real estate purchase option but the third party will have the option, through August 1, 2005, to receive an assignment of the primary lease and real estate purchase option from DMC for such reasonable consideration as the parties may mutually agree. The value inherent in the real estate purchase option is believed to be significant but was not considered in the calculation of the reported impairment loss on the Spin Forge equipment and tooling due to uncertainties surrounding its ultimate realization.

AMK Welding Performance

        Historically, DMC's Aerospace Group was comprised of the AMK Welding ("AMK"), Spin Forge and PMP divisions. Since PMP and Spin Forge are now reported as discontinued operations due to the 2003 sale of PMP and the planned divestiture of Spin Forge in 2004, the Aerospace Group no longer exists and AMK is now being reported as a standalone business segment. AMK contributed $559,047 to sales in the second quarter of 2004, a decrease of 28% from reported sales of $777,627 in the second quarter of 2003. For the six months ended June 30, 2004, AMK's sales decreased by 27% to $1,058,741 from the $1,454,258 in sales that AMK posted for the comparable period of 2003. AMK reported an operating loss of $34,311 for the six months ended June 30, 2004 compared to operating income of $355,373 for the first six months of 2003. For the three months ended June 30, 2004 and 2003, AMK reported operating income of $18,531 and $215,621, respectively. AMK sales and operating results have declined as a result of less development work during 2004 on a new product that AMK's customer has experienced delays in transitioning from a development phase into production.

        In commenting upon the Company's second quarter 2004 results, Yvon Cariou, DMC's President and CEO, stated, "While Explosive Metalworking Group gross margin levels during the first half of 2004 were somewhat below our expectations, the Group enters the second half of 2004 with a record backlog and should report significant improvement in sales and operating income during this period. Cariou continued, "AMK Welding, whose prospects for 2005 and beyond appear to be excellent as its customer's new product goes into production and demand for commercial and military aircraft engines continues to improve, is expected to show modest improvement in its sales and operating income during the remainder of 2004. In conclusion, Cariou stated, "We look forward to completing the divestiture of Spin Forge during the third quarter so that the DMC management team can devote its full attention to the Company's continuing operations."

        Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the Company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2003.

        Based in Boulder, Colorado, Dynamic Materials Corporation is a leading metalworking company, and its products include explosion bonded clad metal plates and other metal fabrications for the petrochemical, chemical processing, power generation, commercial aircraft, defense and a variety of other industries.

For more information on Dynamic Materials Corporation
visit the Company's web site at http://www.dynamicmaterials.com

—Financial tables follow—

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
NET SALES	$11,985,085	$9,256,393	$22,145,213	$17,206,055
COST OF PRODUCTS SOLD	9,098,241	6,634,587	16,931,035	12,322,822

Gross profit	2,886,844	2,621,806	5,214,178	4,883,233

COSTS AND EXPENSES:
General and administrative expenses	895,911	733,175	1,684,498	1,449,259
Selling expenses	940,653	772,501	1,696,685	1,501,560

Total costs and expenses	1,836,564	1,505,676	3,381,183	2,950,819

INCOME FROM OPERATIONS	1,050,280	1,116,130	1,832,995	1,932,414
OTHER INCOME (EXPENSE):
Other income (expense), net	2,399	(3,879)	7,042	37
Interest expense	(110,511)	(131,304)	(234,022)	(275,012)
Interest income	7,448	287	11,619	1,628

INCOME BEFORE INCOME TAXES	949,616	981,234	1,617,634	1,659,067
INCOME TAX PROVISION	384,685	384,008	645,243	649,332

INCOME FROM CONTINUING OPERATIONS	564,931	597,226	972,391	1,009,735
DISCONTINUED OPERATIONS:
Loss from operations of discontinued operations, net of tax benefit	(450,919)	(201,818)	(650,164)	(460,622)
Loss on impairment of assets associated with discontinued operations, net of tax benefit	(619,000)	—	(619,000)	—

Loss from discontinued operations	(1,069,919)	(201,818)	(1,269,164)	(460,622)

NET INCOME (LOSS)	$(504,988)	$395,408	$(296,773)	$549,113

NET INCOME (LOSS) PER SHARE—BASIC AND DILUTED:
Income from continuing operations	$0.11	$0.12	$0.19	$0.20
Loss from discontinued operations	(0.21)	(0.04)	(0.25)	(0.09)

Net Income (loss)	$(0.10)	$0.08	$(0.06)	$0.11

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—
Basic	5,106,912	5,061,390	5,098,231	5,061,390

Diluted	5,192,276	5,077,351	5,180,286	5,078,785

The accompanying notes are an integral part of these consolidated financial statements.

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DYNAMIC MATERIALS REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS